UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  08/15/2005

Owens Corning
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  1-3660

DE	34-4323452
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

One Owens Corning Parkway, Toledo, OH 43659
(Address of Principal Executive Offices, Including Zip Code)

419-248-8000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

On August 15, 2005, the United States Court of Appeals for the Third Circuit reversed the Memorandum and Order Concerning Substantive Consolidation previously issued by the United States District Court for the District of Delaware in the Company's Chapter 11 bankruptcy proceedings. In that Memorandum and Order, the District Court had granted the motion of the Company and certain of its subsidiaries for substantive consolidation. Because the Company's currently proposed Plan of Reorganization is based upon substantive consolidation of the Company and certain of its subsidiaries for the purposes of voting, determining which claims and interests will be entitled to vote to accept or reject the Plan, confirmation of the Plan, and the resultant discharge of and cancellation of claims and interests and distribution of assets, interests and other property under the Plan, the Third Circuit's reversal of the District Court's Order, if it stands, is expected to result in significant modifications of the Plan and may impact the relative amounts ultimately payable to the Company's various creditor classes, including the possible extent to which post-petition interest may become payable on the Company's pre-petition bank credit facility. As previously reported, contractual interest expense has not been accrued or recorded on pre-petition debt of the Company and its Debtor subsidiaries since they filed under Chapter 11 of the United States Bankruptcy Code on October 5, 2000.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Owens Corning

Date: August 18, 2005.	By:	/s/ Stephen K. Krull
Stephen K. Krull
Senior Vice President, General Counsel and Secretary